Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 1st day of January, 2013 by and between David J. Oplanich (“Executive”), an individual residing at 34-04 37th Street, Long Island City, New York  11101-1302, and GTJ REIT, Inc., a Maryland corporation (the “Company”) with principal offices at 444 Merrick Road, Suite 370, Lynbrook, New York 11563.  Executive and Company may be referred to collectively as the “Parties.”

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein and acknowledges and agrees that Executive has the professional and personal skills to perform under the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

Section 1.                                          Term.  The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth, from January 1, 2013 (the “Employment Commencement Date”) through and including December 31, 2013 (the “Initial Term”).  This Agreement shall renew automatically for successive one (1) year periods (each, a “Renewal Term”) unless either party gives notice to the other party, in writing, at least sixty (60) days prior to the expiration of the Initial Term (or any Renewal Term) of its desire to terminate the Agreement at the end of such Initial Term or Renewal Term, as the case may be.  The term of this Agreement, including the Initial Term and any Renewal Term, shall be referred to hereinafter as the “Term.”

Section 2.                                          Executive’s Duties.

(a)                                 Executive shall be the Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer of the Company or such other executive of the Company as the Board of Directors of the Company (the “Board”) may designate. Executive shall faithfully and diligently perform his duties at the direction of the Board, or its designee, to the best of Executive’s ability.  Subject to Section 8(a) of this Agreement, Executive shall (i) devote his full-time business efforts, skill, ability and attention to the performance of the services customarily incident to such office, subject to vacations and sick leave as provided herein and in accordance with the Company policy, (ii) carry out his duties in a competent and professional manner; and (iii) generally promote the interests of the Company.

(b)                                 Executive agrees to abide by all policies of the Company promulgated from time to time by the Company, which policies are generally enforced uniformly and applicable to all similar executives of the Company.

(c)                                  Except for such business travel as may be incident to his duties hereunder, Executive shall perform his duties at the Company’s offices at the address set forth in the preamble to this Agreement or at such other location as may be approved by the Company.

Section 3.                                          Compensation for Executive’s Services.   In consideration of the duties and services to be performed by Executive pursuant to Sections 1 and 2 hereof, Executive shall receive:

(a)                                 Salary.  Executive shall earn salary (the “Salary”) at the annual rate of Three Hundred Fifty Thousand ($350,000) Dollars, less all applicable federal, state, and local tax withholdings.  Such Salary shall be earned and shall be payable in periodic installments in accordance with the Company’s normal payroll practices.  During the Term, the Company shall review the Salary annually and may in its discretion increase the Salary, but may not reduce it during the Term.

(b)                                 Cash Bonus.  Executive will be eligible to receive an annual cash bonus in an amount to be determined at the Board’s discretion and in accordance with the terms established by the Board.  Any bonus payment will be paid subject to all applicable withholdings and deductions.

(c)                                  Equity Bonus.  Executive will be eligible to receive an annual equity incentive award in an amount to be determined at the Board’s discretion and in accordance with the terms established by the Board.

(d)                                 Benefits.  The Company shall provide Executive with the right to participate in and receive benefits from all life, accident, disability, medical and pension plans, and all similar benefits as are from time to time in effect and are generally made available to similar senior executive officers of the Company pursuant to the policies of the Company  (collectively, the “Benefits”).  Throughout the Term, and notwithstanding the Company’s rights to determine which specific benefit plan will be offered by the Company, Executive shall be entitled to, at a minimum: (i) medical insurance, including healthcare coverage for Executive, and if applicable, his immediate family, with the Company to pay such portion of Executive’s contribution as it pays for similarly situated executive officers of the Company; (ii) disability insurance of a type provided to other executives of the Company; (iii) premiums paid on a five hundred thousand ($500,000) dollar term life insurance policy, assuming satisfactory insurability, for a ten (10) year term; and (iv) participation in a 401(k) plan and/or other retirement plan to the extent available to the Company’s employees.

(e)                                  Expenses.  The Company shall promptly reimburse Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging and similar items incurred in the conduct of the Company’s business.  Such expenses shall be reimbursed in accordance with the Company’s normal expense reimbursement policies and guidelines.  The

Company shall provide a corporate credit card to Executive to enable Executive to charge such reasonable Company expenses.

(f)                                   Vacation; Sick Leave.  During the Term, Executive shall be entitled to reasonable paid vacation commensurate with his position within the industry; paid holidays; paid sick leave; and similar benefits, to be earned and used in accordance with the Company’s policy and procedure for other similarly situated senior executive officers of the Company.

(g)                                  Vehicle.  During the Term, the Executive shall receive a reasonable automobile allowance commensurate with his position within the industry, which shall be paid monthly.

(h)                                 Modification.  Subject to the minimum coverages and/or benefit amounts set forth in Section 3(d) and elsewhere in this Agreement, the Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs referenced in Sections 3(d) and (e) at any time in its discretion without recourse by Executive so long as such action is taken generally with respect to other similarly situated senior executive officers, and the minimum coverages and/or benefit amounts set forth in Section 3(d) and elsewhere in this Agreement are maintained. Any such modification, suspension or discontinuance of the plans, practices and policies referenced in Section 3(e) will not apply to otherwise reimbursable expenses incurred by Executive prior to any such modification, suspension or discontinuance.

Section 4.                                          Termination of Employment.  This Agreement may only be terminated by a method permitted under Section 4(a), (b), (c), (d), or (e) as follows:

(a)                                 Resignation by Executive.  Executive may voluntarily terminate his employment with the Company, at any time, with or without Good Reason (as defined below), upon written notice to the Company; provided, however, that any termination of Executive’s employment without Good Reason shall be upon not less than thirty (30) days prior written notice to the Company.

(b)                                 Non-Renewal by Company or Executive. The Company or Executive may terminate Executive’s employment effective at the end of the Initial Term, or any Renewal Term, in accordance with Section 1.

(c)                                  Executive’s Death or Disability.  Executive’s employment shall terminate immediately upon Executive’s death.  In the event the Company, in good faith, determines that Executive is unable to perform the functions of his position due to a Disability (as defined below), it may notify Executive in writing of its intention to terminate Executive’s employment and Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive.  For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment that renders Executive unable to perform the essential functions of his position (i) for a continuous period of ninety (90) days, not including any vacation days, holidays or sick days, (ii) for a cumulative period  of ninety (90) in any twelve-month period, not including any vacation days, holidays or sick days, or (iii) at such earlier time as Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely prevent Executive from substantially performing his duties and responsibilities for ninety (90) days or longer.  In the event of any disagreement between the Executive and the Company as to whether the Executive is physically or mentally incapacitated so as to constitute a Disability under this Agreement, the question of such incapacity shall be submitted to an impartial and reputable physician selected by mutual agreement of the Company and the Executive, or, failing such agreement, a physician selected by two physicians, one of whom shall have been selected by the Company, and the other by the Executive, and the determination of the question of such incapacity by such physician shall be final and binding upon the Company and the Executive.  The Company shall pay the fees and expenses of such physicians, and the Executive shall submit to any medical examinations reasonably necessary to enable such physicians to make a determination as to whether the Executive’s incapacity constitutes a Disability under this Agreement.

(d)                                 Cause by the Company.  The Company may immediately terminate Executive’s employment for “Cause” by giving written notice to Executive.  For purposes of this Agreement, “Cause” shall mean:

(1)                                 Executive’s commission of an act of fraud, misappropriation or embezzlement, whether or not related to the Executive’s employment with the Company;

(2)                                 Executive’s commission of any act of gross negligence or willful misconduct act which injures the reputation, business, or any material business relationship of the Company;

(3)                                 Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), or a crime that constitutes a misdemeanor involving dishonesty or moral turpitude;

(4)                                 Executive’s refusal or failure of Executive to perform Executive’s duties with the Company in a competent and professional manner that is not cured by Executive within fifteen (15) business days after a written demand therefor is delivered to Executive by the Board which identifies with reasonable specificity the manner in which the Board believes that Executive has not substantially performed Executive’s duties; provided, further, however, that if the refusal or failure by Executive is not susceptible of cure, then no cure period shall be required hereunder; or

(5)                                 Executive’s refusal or failure of Executive to comply with any of his material obligations under this Agreement (including any Exhibit hereto) that is not cured by Executive within fifteen (15) business days after a written demand therefor is delivered to Executive by the Board which identifies with reasonable specificity the manner in which the Board believes Executive has materially breached this Agreement; provided, further, however, that if the refusal or failure by Executive is not susceptible of cure, then no cure period shall be required hereunder.

(e)                                  Good Reason by the Executive.  Executive may immediately terminate his employment for “Good Reason,” by giving written notice to the Company.  For purposes of this Agreement, “Good Reason” shall mean:

(1)                   the Company’s material breach, or any successor entity in the event of a Change in Control (as defined in Section 5(c)(2)), of any provision of this Agreement that is not cured by the Company within fifteen (15) business days after a written demand therefor is delivered to the Board by Executive which identifies with reasonable specificity the manner in which Executive believes that the Company, or successor entity, has breached this Agreement, provided, further, however, that if the material breach by the Company, or successor entity, is not susceptible of cure, then no cure period shall be required hereunder;

(2)                   a material reduction of Executive’s title, status, authority, responsibility or duties as Chief Financial Officer of the Company or the assignment to Executive of any duties materially inconsistent with the position of Chief Financial Officer; or

(3)                   any reduction in Executive’s Salary or material reduction in Executive’s benefits.

(f)                                   Continuing Obligations.  Executive acknowledges and agrees that any termination under this Section 4 is not intended, and shall not be deemed or construed, to affect in any way any of Executive’s covenants and obligations contained in Sections 6, 7, and 8 hereof, which shall continue in full force and effect beyond such termination for any reason.

Section 5.                                          Termination Obligations.

(a)                                 Resignation By Executive Without Good Reason.  If Executive’s employment is terminated voluntarily by Executive during the Term without Good Reason, Executive’s employment shall terminate without further obligations to Executive other than for payment of the sum of any unpaid Salary and reimbursable expenses accrued and owing to Executive prior to the termination.  The sum of such amounts shall hereinafter be referred to as the “Accrued Obligations,” which shall be paid to Executive or Executive’s estate or beneficiary within thirty (30) days of the date of termination.

(b)                                 Cause by Company.  If Executive’s employment is terminated by the Company during the Term for Cause, this Agreement shall terminate without further obligations to Executive other than for the payment of Accrued Obligations within thirty (30) days of Executive’s termination.

(c)                                  Non-Renewal by Company; By Executive for Good Reason; Change in Control.

(1)                           If (x) the Company elects (pursuant to Section 1) not to renew this Agreement after expiration of the Initial Term, or any Renewal Term, as the case may be; (y)

Executive terminates his employment for Good Reason; or (z) following a Change in Control (as defined below): (I) the Company, or any successor entity, terminates the Executive without Cause, or (II) Executive terminates his employment for Good Reason, then the Company shall have no further obligations to Executive other than for:

(i)                                     the payment of Accrued Obligations;

(ii)                                  severance pay in an amount equal to the following:

(A) if Executive is terminated pursuant to clauses (y) or (z) above during the Initial Term, then:

(I)                                   one year of Executive’s Salary.

(B) if the Company elects not to extend this Agreement at the end of the Initial Term, then:

(I)                                   one times Executive’s Salary.

(C) if during a Renewal Term, then:

(I)                                   the Salary that the Executive would have earned during the remainder of the Renewal Term of this Agreement.

(iii)                               the accelerated vesting of any issued and unvested Equity Bonus granted to the Executive during the Term; and

(iv)                              the payment of COBRA premiums, if Executive elects COBRA, for the period equal to the remainder of the Initial Term.

The payments described in Sections 5(c)(1)(i) and 5(c)(1)(ii)(A)(I), if any, shall be made in a lump sum within thirty (30) days of the date of termination.

(2)                           For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)                                   one person (or more than one person acting as a group) acquires (during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of such corporation;

(ii)                                one person (or more than one person acting as a group) acquires ownership of the Company’s stock possessing fifty percent (50%) or more of the total voting power of the stock of such corporation;

(iii)                             a majority of the members of the Board are replaced as a result of three (3) successive elections with directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election;

(iv)                            any consolidation or merger of the Company or any subsidiary that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty (50%) percent of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or

(v)                               the sale, lease, exchange or transfer of all or substantially all of the Company’s assets to an unaffiliated entity.

(d)                                 Release.  Notwithstanding anything to the contrary contained herein, no severance payments required hereunder shall be made by the Company until such time as Executive shall execute a general release for the benefit of the Company in the form annexed to this Agreement as Exhibit A.

(e)                                  Exclusive Remedy.  Executive agrees that the payments set forth in Section 5 of this Agreement shall constitute the exclusive and sole remedy for any termination of Executive’s employment permitted under Section 4 of this Agreement, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to such termination provisions under this Agreement.

(f)                                   Termination of Executive’s Office.  Following the termination of Executive’s employment for any reason, Executive shall hold no further office or position with the Company.

Section 6.                                          Restrictions Respecting Confidential Information.  Executive hereby covenants and agrees that, during his employment and thereafter, Executive will not, under any circumstance, disclose in any way any Confidential Information (as defined below) to any other person other than at the direction of or for the benefit of the Company.  For the purposes of the foregoing, “Confidential Information” means information pertaining to the assets, business, rental information, tenant names, creditors, vendors, customers, data, employees, financial condition or affairs, formulae, licenses, methods, operations, procedures, reports, suppliers, systems and technologies of the Company, including (without limitation) the contracts, patents, trade secrets and customer lists developed or otherwise acquired by the Company; provided, however, that the term Confidential Information shall exclude any information that was, is, or becomes publicly available other than through disclosure by Executive or any other person known to Executive to be subject to confidentiality obligations to the Company.  All Confidential Information is and will remain the sole and exclusive property of the Company.  Following the termination of his employment, Executive shall return all documents and other tangible items containing Confidential Information to the Company, without retaining any copies, notes or excerpts thereof.

Section 7.                                          Proprietary Matters.  Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the Term (collectively, the “Inventions”) will be the sole and exclusive property of the Company, and Executive will, whenever requested to do so by the Company (either during the Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Inventions, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said Inventions, applications, patents, copyrights, trade names or trademarks; provided, however, that the provisions of this Section 7 shall not apply to an Invention that Executive developed entirely on his own time without using the Company’s Confidential Information except for those Inventions that either (i) directly and materially relate, at the time of conception or reduction to practice of the invention, to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) directly and materially result from any work performed by Executive for the Company.  Executive shall promptly communicate and disclose to the Company all Inventions conceived, developed or made by him during his employment by the Company, whether solely or jointly with others, and whether or not patentable or copyrightable, (a) which relate to any matters or business of the type carried on or being developed by the Company, or (b) which result from or are suggested by any work done by him in the course of his employment by the Company.  Executive shall also promptly communicate and disclose to the Company all material other data obtained by him concerning the business or affairs of the Company in the course of his employment by the Company.

Section 8.                                          Nonsolicitation/Non-Compete.

(a)                                 Executive agrees that during the Term, he will not directly or indirectly, own (other than a passive investment), manage, operate, control, or participate in the ownership (other than a passive investment), management, operation, or control of, or be connected with, or have any financial interest in, any competitor.  The Parties further agree that during and after the Term, Executive shall not, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected with, or have any financial interest in, any business opportunity in which such opportunity or information pertaining thereto was obtained while he was employed by the Company.  In the event that Executive seeks to own, manage, operate, control or participate in the purchase of a real estate or other business activity during the Term that would otherwise constitute a violation of this Section 8(a), Executive shall first obtain the prior written consent of the Board, which consent shall be in the discretion of the Board.

(b)                                 Executive agrees that during the Term and for a period of twelve (12) months following the termination of his employment for any reason, he will not actively solicit or hire for employment, consulting or any other arrangement any employee of the Company, any of its subsidiaries or any of its other affiliates, present or future (while an affiliate).

(c)                                  Executive agrees that during the Term and for a period of twelve (12) months following the termination of his employment for any reason, he will not do business with, influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any competitor.

(d)                                 The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Further, Executive represents that these restrictions will not prevent him from earning a livelihood during the restricted period.

Section 9.                                          Equitable Relief.  Executive acknowledges and agrees that the Company will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Sections 6, 7 and 8 of this Agreement, and that, in the event of any such breach, or threatened breach, the Company will not have an adequate remedy at law.  It is therefore agreed that the Company, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to seek injunctive relief, specific performance or such other equitable relief as the Company may request to enforce any of those terms and provisions and seek to enjoin or otherwise restrain any act prohibited thereby.  Executive agrees that the Company shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction and Executive hereby consents to the jurisdiction of the state and federal courts of New York for purposes of such an action.  The foregoing shall not constitute a waiver of any of the Company’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law.

Section 10.                                   Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum, with interest at the New York statutory rate, on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.  To the extent that any reimbursements pursuant to Section 3(e) are taxable to Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable consistent with Company practice following the Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The reimbursements pursuant to Section 3(e) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

Section 11.                                   Parachute Payments.

(a)                                 Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting and any other payment or benefit received in connection with a Change in Control or the termination of Executive’s employment), or any other payments and benefits which Executive receives or is entitled to receive under any plan, program, arrangement or other agreement, whether from the Company or an affiliate of the Company, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then the following provisions shall apply:

(1)              If the Parachute Payment, reduced by the sum of (i) the Excise Tax (as defined below) and (ii) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(2)              If the Threshold Amount (as defined below) is less than (x) the Parachute Payment, but greater than (y) the Parachute Payment reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Parachute Payment which are in excess of the Threshold Amount, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount.  In such event, the Parachute Payment shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)           For the purposes of this Section 11, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)           The determination as to which of the alternative provisions of Section 11(a) shall apply to Executive shall be made by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer shall provide the accounting firm with all information which any accounting firm reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of Section 11(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the accounting firm shall be binding upon the Employer and the Executive.

Section 12.            Notice.  Any notice, request, demand or other communication hereunder shall be in writing, shall be delivered by nationally recognized overnight delivery service, postage prepaid, to the addressee at the address set forth below (or at such other address as shall be designated hereunder by written notice to the other party hereto).  Notice shall be deemed received one day after dispatch by such overnight service.

All notices and other communications hereunder shall be addressed as follows:

If to Executive:

David J. Oplanich
34-04 37th Street
Long Island City
New York 11101-1302

With a copy to:

If to the Company:

GTJ REIT, Inc.

444 Merrick Road, Suite 370
Lynbrook, New York 11563

With a copy to:

Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
1425 RXR Plaza
Uniondale, New York 11556
Attention: Adam P. Silvers, Esq.

Section 13.            Legal Counsel.  In entering into this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

Section 14.            Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 15.            Applicable Law; Jurisdiction.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without resort to principles of conflicts of laws.  Each of the Parties hereby (i) agrees to submit to the exclusive jurisdiction of the Supreme Court of the State of New York, County of Nassau, and the United States District Court for the Eastern District of New York in any action, suit or other proceeding arising out of or related to the subject matter of this Agreement, and (ii) to the extent permitted by applicable law, waives and agrees not to assert by way of motion, as a defense or otherwise in any such action, suit or proceeding, any claim that such party is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or subject matter hereof may not be litigated in or by such courts.

Section 16.            Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

Section 17.            Counterparts.  This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon both of the parties hereto.

Section 18.            Benefit.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.  Insofar as Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that should Executive become entitled to payment pursuant to Section 5 hereof, he may assign his rights to such payment to his legal representatives, successors, and assigns.  Without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of Executive in this Agreement shall inure to the benefit of the successors and assigns of the Company.

Section 19.            Modification.  This Agreement may not be amended or modified other than by a written agreement executed by all parties hereto.

Section 20.            Entire Agreement.  Except as provided in Section 5(e) hereof, this Agreement contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein.

Section 21.            Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

Section 22.            Representations and Warranties of Executive.  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company, to the best of his knowledge after the review of his personnel files, that:  (a) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

Section 23.            Waiver of Breach.  Except as may specifically provided herein, the failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver hereto must be in writing.

Section 24.            Conflict Between Agreement and Company Policy.  In the event of any inconsistency or conflict between any provision of this Agreement, on the one hand, and any Company policy or practice, on the other hand, such inconsistency or conflict shall be resolved in favor of the applicable provision(s) of this Agreement, which should in all cases prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:

/s/ David J. Oplanich
DAVID J. OPLANICH

GTJ REIT, INC.:

By:	/s/ Paul Cooper
Name:	Paul Cooper
Title:	Chief Executive Officer

Exhibit A

Form of General Release

Attached hereto

EXHIBIT B

GENERAL RELEASE

This General Release (the “Agreement”) is between GTJ REIT, Inc. (the “Company” or “we”) and David Oplanich (“Employee” or “you”).  The term “Company” includes parents, subsidiaries, divisions, and/or related companies, their directors, officers, shareholders, employees, agents, attorneys, and successors of the Company.

IT IS AGREED THAT:

1.                                      Your last date of employment with the Company is                     .

2.                                      The Company shall pay you severance payments as set forth in the Employment Agreement between you and the Company dated as of January 13, 2013 (which payments you would not otherwise be entitled to but for your execution of this Agreement) (the “Severance Payments”).

3.                                      In consideration of the Severance Payments, and for other good and valuable consideration described herein, receipt of which is hereby acknowledged, you understand that you voluntarily release and forever discharge the Company from any and all actions or causes of action, suits, claims, charges, complaints, contracts, agreements and promises, whatsoever, whether known or unknown, including but not limited to any claim under contract and/or equity and/or any law, relating in any way to your employment with the Company or the termination of that employment.  This waiver of claims includes any claims of discrimination on any grounds, whether or not you have previously filed such a claim.  You understand that you are giving up any rights or claims which you may have under the numerous laws and regulations regulating employment, whether on the federal, state, or local level, including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the New York State Human Rights Laws, the New York State Labor Law, and any other federal, state or local civil or human rights or employment law alleging discrimination or retaliation, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy or tort law, or claim of breach of contract or for personal injury that you ever had through the date of this Agreement.

4.                                      You agree that you will return to the Company any and all files, books, records, materials, equipment or documents in your possession that were provided to or obtained by you in connection with your employment.  Such documents and materials include all computer software, data base or customer information, publications, correspondence, notes and notebooks, drawings, prints, photographs, tape recordings, and other written, typed, printed or recorded materials to which the Employee had access or which the Employee developed during the course of Employee’s employment with the Company.

5.                                      It is understood and agreed that you will not talk about, discuss or communicate with anyone, orally or in writing, concerning the matter which is the subject of this Agreement except you may (i) discuss this Agreement with your spouse and children, (ii) permit your accountant to review this Agreement in connection with the filing of tax returns, (iii) permit attorney(s) of your choice to review this Agreement, and (iv) testify truthfully under oath pursuant to a subpoena (in which event you will provide the Company with prompt notice of the subpoena in advance of providing such testimony).

6.                                      You represent and agree that you have neither filed nor authorized the filing on your behalf of any claims against the Company with any state, federal, or local agency or court or in any other forum or tribunal with respect to anything that has happened up through the date of this Agreement.  Should any government agency or other third party pursue any actions or other claims on Employee’s behalf, Employee hereby agrees to waive any right to recovery or monetary award from such actions or proceedings.

7.                                      This Agreement is deemed to be made in the State of New York.  This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of law principles.

8.                                      No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

9.                                      This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.  The Company may assign this Agreement without notice in its sole discretion.

10.                               Employee acknowledges that Employee has received a copy of this Agreement and that the Company has informed Employee that Employee should consult with an attorney in connection with it.  Employee acknowledges that Employee’s decision to consult with an attorney or not to consult with any attorney was made without influence by the Company.  Employee further acknowledges that Employee has had at least 21 days in which to consider, execute, and return this Agreement.  Notwithstanding Employee’s right to consider this Agreement for 21 days, if Employee signs this Agreement before the expiration of the 21-day period, Employee will have done so knowingly and voluntarily, and will have expressly waived employee’s right to consider this Agreement for the balance of the 21 day period.  In addition, should Employee fail to return an executed copy of this Agreement within 21 days, the Company shall have no obligations under this Agreement.

11.                               This Agreement shall not become effective until seven (7) days after the date Employee executes the Agreement, and Employee may cancel this Agreement within seven (7) days of the date Employee executes it, except that any cancellation must be in writing, signed by Employee, and delivered to the Company prior to the expiration of the seven-day period.

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12.                               This Agreement may be executed by facsimile, and in counterparts, and shall be fully binding and enforceable upon the parties when so executed.

GTJ REIT, INC.

By:	Dated:

Dated:
DAVID OPLANICH

STATE OF	)
:ss.:
COUNTY OF	)

On the          day of                          before me personally appeared David Oplanich personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument and that such individual made such appearance before the undersigned.

NOTARY PUBLIC

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